Exhibit 23.2
Consent of Independent Petroleum Engineers and Geologists
As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference to Superior Energy Services, Inc.’s Registration Statement on Form S-8 (the Registration Statement) and to the incorporation of our report of estimates of reserve and present value of future net reserves as of December 31, 2009 and 2010 into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas
June 17, 2011